Exhibit 10.9*

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into by and between Tolerion, Inc. (the “Company”) and Hideki Garren (the “Employee”), as of April 16, 2002.

1. Position and Duties. Employee will be employed by the Company as its Director of Molecular Biology, reporting to the Chief Executive Officer or Vice President of Research. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and Employee agrees to devote Employee’s full business time, energy and skill to Employee’s duties at the Company. These duties will include, but not be limited to, those duties normally performed by a Director of Molecular Biology, as well as any other reasonable duties that may be assigned to Employee from time to time by the Chief Executive Officer or Vice President of Research.

2. Term of Employment. Employee’s employment with the Company will start on April 24, 2002, will be for no specified term, and may be terminated by Employee or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

3. Compensation. Employee will be compensated by the Company for Employee’s services as follows:

(a) Salary: Employee will be paid a monthly salary of $ 13,333 ($160,000 on an annualized basis), less applicable withholding, in accordance with the Company’s normal payroll procedures. Employee’s salary will be reviewed by the Company’s Board of Directors (the “Board”) from time to time (but no more frequently than annually), and may be subject to adjustment based upon various factors including, but not limited to, Employee’s performance and the Company’s profitability. Any adjustment to Employee’s salary shall be in the sole discretion of the Board.

(b) Bonus. The Company does not currently have a bonus plan, and there are no plans to adopt one in the foreseeable future. However, in the event a performance-based management bonus plan is adopted by the Company for key management and personnel, Employee will be eligible to participate in such a plan.

(c) Benefits: Employee will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company medical, disability or other group insurance plans, any 401(k) plan, as well as under the Company’s business expense reimbursement and other policies. Employee will accrue paid vacation in accordance with the Company’s vacation policy applicable to all employees. Such vacation plan shall be established in the near future.

(d) Stock Options: Subject to the Board’s approval, Employee will be granted an option to purchase 100,000 shares of the Company’s common stock under the Company’s stock option plan at an exercise price equal to the fair market value of that stock on the grant date. Provided Employee remains employed by the Company, this option will vest over a five-year period, with 20% of the shares vesting on the first anniversary of the commencement of Employee’s

*	The Registrant is re-filing Exhibit 10.9 to the Registrant’s Form S-1/A originally filed on February 21, 2008 to include all exhibits, schedules and appendices to this agreement. The Registrant has made no other changes to the previously filed agreement.

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employment and l/60th of the shares vesting on the first day of each full month thereafter. Employee’s option will be governed by and subject to the terms and conditions of the Company’s standard form of stock option agreement (which Employee will be required to sign in connection with the issuance of Employee’s option).

4. Voluntary Termination. In the event that Employee voluntarily resigns from Employee’s employment with the Company, or in the event that Employee’s employment terminates as a result of Employee’s death or disability (meaning that Employee is unable to perform Employee’s duties for any 90 days in any one-year period as a result of a physical and/or mental impairment), Employee will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of Employee’s termination. Employee agrees that if Employee voluntarily terminates Employee’s employment with the Company for any reason, Employee will provide the Company with 30 days’ written notice of Employee’s resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept Employee’s resignation at an earlier date.

5. Other Termination. Employee’s employment may be terminated under the circumstances set forth below.

(a) Termination for Cause: If Employee’s employment is terminated by the Company for “Cause” as defined below, Employee shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of Employee’s termination for Cause.

For purposes of this Agreement, a termination for “Cause” occurs if Employee is terminated for any of the following reasons: (i) theft, dishonesty, or intentional falsification of any employment or Company records; (ii) failure or inability to perform any assigned duties reasonably expected of an employee in the Employee’s position after written notice from the Company to the Employee of, and a reasonable opportunity to cure, such failure or inability; (iii) the Employee’s conviction (including any plea of guilty or nolo contendre) for any criminal act which impairs his ability to perform his duties as an employee of the Company or for any felony; or (iv) theft or other misappropriation of the Company’s proprietary information.

(b) Termination Without Cause: If Employee’s employment is terminated by the Company without Cause (and not as a result of Employee’s death or disability), and if Employee signs a general release of known and unknown claims in form satisfactory to the Company, Employee will receive severance payments at Employee’s final base salary rate, less applicable withholding, until the earlier of (i) three months after the date of Employee’s termination without Cause, or (ii) the date on which Employee first commences other employment. Severance payments will be made in accordance with the Company’s normal payroll procedures. During the period in which Employee is receiving severance payments, the Company will pay the premiums to continue Employee’s group health insurance coverage under COBRA.

6. Other Employment. During his employment, Employee shall diligently and conscientiously devote all of his working time and attention to discharging his duties to the Company and shall not, without the express prior written consent of the Company, render to any

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other person, corporation, partnership, firm, company, joint venture or other entity any services of any kind for compensation or engage in any other activity that would in any manner interfere with the performance of the Employee’s duties on behalf of the Company. The foregoing notwithstanding, the Company hereby consents to Employee’s current moonlighting activities on the weekends only, including taking call for a local physician or performing disability physical examinations, so long as such activities do not interfere with Employee’s duties and responsibilities for the Company.

7. Confidential and Proprietary Information. As a condition of Employee’s employment, Employee agrees to sign the Company’s standard form of employee confidentiality and assignment of inventions agreement attached as Appendix A.

8. Dispute Resolution. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with the Company, this agreement, or the termination of Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, sexual orientation, disability or other discrimination or harassment), Employee and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. Employee and the Company hereby knowingly and willingly waive Employee’s respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief.

9. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected

10. Assignment. In view of the personal nature of the services to be performed under this Agreement by Employee, Employee cannot assign or transfer any of Employee’s obligations under this Agreement.

11. Entire Agreement. This Agreement, the Founder Stock Purchase Agreement, and the agreements referred to above constitute the entire agreement between Employee and the Company regarding the terms and conditions of Employee’s employment, and they supersede all prior negotiations, representations or agreements between Employee and the Company regarding Employee’s employment, whether written or oral.

12. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by Employee and an authorized representative of the Company.

13. Vesting of Founders Shares. The parties hereto acknowledge and agree that the shares of common stock of the Company purchased by Employee pursuant to that certain Founder Stock Purchase Agreement, by and between Employee and the Company, dated as of February 20, 2002 (the “Founder Agreement”), are subject to the Unvested Share Repurchase

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Option (as defined in the Founder Agreement) set forth in the Founder Agreement and that the Unvested Share Repurchase Option contemplates a vesting of such shares of common stock during the course of Employee’s providing continuous services to the Company as an employee, consultant or director. Furthermore, the parties hereto acknowledge and agree that Employee’s providing continuous services pursuant to this Agreement shall constitute providing continuous services for purposes of the Unvested Share Repurchase Option and that the services to be provided hereunder are not intended to be the exclusive type of services which may constitute continuous services to the Company for purposes of the Unvested Share Repurchase Option.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Tolerion, Inc.

Date:		By:	/s/ James Koshland
Its:

EMPLOYEE

Date:	April 16, 2002	/s/ Hideki Garren
Hideki Garren

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APPENDIX A

EMPLOYEE NONDISCLOSURE AND ASSIGNMENT AGREEMENT

This Agreement formalizes in writing certain understandings and procedures which have been in effect since the time I was initially employed by Tolerion, Inc. (“Company”).

1. Duties. In return for the compensation now and hereafter paid to me, I will perform such duties for Company as may be designated by Company from time to time. During my employment with Company, I will devote my best efforts to the interests of Company and will not engage in other employment or in any activities determined by Company to be detrimental to the best interests of Company. Furthermore, I will not (a) reveal, disclose or otherwise make available to any person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation issued to me by Company, and I will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to me.

2 . “Proprietary Information” Definition. In this Agreement, “Proprietary Information” includes (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information related to Innovations (as defined in Section 4 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other nonpublic information that has commercial value or (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise learned by me during my employment with Company.

3. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable, are the sole and exclusive owners of all patents, copyrights, mask works, trade secrets and other rights in and to the Proprietary Information. I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as may be necessary in the ordinary course of performing my duties as an employee of Company. If I have any questions as to whether information constitutes Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will consult with my manager at Company.

4. “Innovations” Definition. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5. Disclosure and License of Prior Innovations. I have listed on Exhibit A (“Prior Innovations”) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”). I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A (“Prior Innovations”). If nothing is listed on Exhibit A (“Prior Innovations”), I represent that there are no Prior Innovations at the time of signing this Agreement. I hereby grant to Company and Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice during my employment with Company (the “Company Innovations”). Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

6. Disclosure and Assignment of Company Innovations. I hereby agree to promptly disclose and describe to Company all Company Innovations. I hereby do and will assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in. This Section 6 shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company’s business or actual or demonstrably anticipated research, development or business; and (b) was developed entirely on my own time; and (c) was developed without use of any of Company’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work I performed for Company.

7. Future Innovations. I agree to disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations. Company will receive any such information in confidence.

8. Notice of Nonassignable Innovations to Employees in California. This Agreement does not apply to an Innovation that qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Innovation to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification.

9. Cooperation in Perfecting Rights to Innovations. I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

10. Return of Materials. At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information, as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants or similar items or devices that the Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.

11. No Violation of Rights of Third Parties. During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

12. Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

13. No Solicitation. During my employment with Company and for a period of one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

14. No Disparagement. During my employment with Company and after the termination thereof, I will not disparage Company, its products, services, agents or employees.

15. Injunctive Relief. I agree that any violation of this Agreement by me will cause irreparable and continuing damage to Company for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate).

16. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.

17. Governing Law: Forum. This Agreement shall be governed by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

18. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

19. Waiver: Modification. The waiver by Company of any term, provision or breach by me of this Agreement shall not be effective unless such waiver is in writing and signed by Company. No waiver by Company of a breach of this Agreement by me shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only with the written consent of both Company and me.

20. Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”		EMPLOYEE:

Tolerion, Inc.

By:	/s/ James M. Koshland	By:	/s/ Hideki Garren
	James M. Koshland		Hideki Garren

Title		Title

Dated:		Dated:	April 16, 2002

Exhibit A

PRIOR INNOVATIONS

Check one of the following:

☒	NO SUCH PRIOR INNOVATIONS EXIST.

OR

☐	YES, SUCH PRIOR INNOVATIONS EXIST AS DESCRIBED BELOW (include basic description of each Prior Innovation):

Exhibit B

LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(2) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding Section, the provision is against the public policy of California and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

Tolerion, Inc.

By:	/s/ James M. Koshland	By:	/s/ Hideki Garren
	James M. Koshland		Hideki Garren

Title:	s

Date:		Date:	April 16, 2002